Exhibit (a)(5)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, AND OTHER NOMINEES TO THEIR CLIENTS

LETTER TO CLIENTS

OFFER TO PURCHASE FOR CASH

by

CALLWAVE, INC.

SHARES OF CALLWAVE COMMON STOCK AT A PURCHASE PRICE

OF

$1.15 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JUNE 4, 2009 UNLESS THE OFFER IS EXTENDED. CALLWAVE, INC. MAY EXTEND, IN ITS SOLE AND ABSOLUTE DISCRETION, THE OFFER PERIOD AT ANY TIME.

May     , 2009

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated May 5, 2009, and the related letter of transmittal in connection with the offer by CallWave, Inc., a Delaware corporation (“CallWave”), to purchase for cash shares of its common stock, par value $0.0001 per share, at a price of $1.15 per share, net to the seller in cash, without interest.

CallWave’s offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated May 5, 2009, and in the related letter of transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer.

Only shares properly tendered and not properly withdrawn will be purchased. All shares tendered and not purchased will be returned at CallWave’s expense as soon as practicable following the expiration date.

We are the holder of record of shares for your account. A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

Accordingly, please use the attached “Instruction Form” to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

WE CALL YOUR ATTENTION TO THE FOLLOWING:

1.	The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions described in the offer to purchase.

2.	The tender offer and withdrawal rights will expire at 5:00 p.m., New York Time, on Thursday, June 4, 2009, unless CallWave extends the tender offer.

3.	An independent committee of the board of directors and the entire board of directors of CallWave has approved the offer. However, neither CallWave, the independent committee, its board of directors nor the information agent makes any recommendation to stockholders as to whether they should tender or not tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender. CallWave’s directors and executive officers have advised CallWave that they do not intend to tender any shares in the offer.

4.	If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

The offer is being made solely under the offer to purchase and the related letter of transmittal and is being made to all record holders of shares. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Sincerely,

[ ]

By:

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES OF

CALLWAVE, INC.

By signing this instruction form you acknowledge receipt of our letter and the enclosed offer to purchase, dated May 5, 2009, and the related letter of transmittal in connection with the offer by CallWave, Inc., a Delaware corporation (“CallWave”), to purchase shares of its common stock, $0.0001 par value per share. CallWave is offering to purchase its shares at a price of $1.15 per share, net to the seller in cash, without interest. CallWave’s offer is being made upon the terms and subject to the conditions set forth in the offer to purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

This will instruct us to tender to CallWave, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

Number of shares to be tendered:

                    shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

SIGN HERE:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:                     , 2009.

3